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                                                                   Exhibit 10(y)


Hadia Lefavre
Executive Vice President
Human Resources Worldwide

                                                    July 16, 2001 (revised date)

PERSONAL AND CONFIDENTIAL

James Rogula
[residence address]

Dear Jim:

         Effective July 1, 2001, you will no longer be the Executive Vice President, North America. All other offices and directorships you may hold with The Scotts Company (hereinafter referred to as "Scotts" or the "Company") will also be resigned. You will report directly to Jim Hagedorn to perform job duties assigned to you. You will remain as a full-time Scotts' associate at your present level of salary and benefits.

         Should you elect to take retirement, we would like to offer you the following terms and conditions set forth in this letter agreement (hereinafter referred to as the "Agreement"). The terms pursuant to which you will be granted retirement status are as follows:

1. Effective July 1, 2001, you will retire and resign your positions as Executive Vice President, North America, and all other offices and directorships you may hold with the Company or any of its subsidiaries by executing the attached resignation letter. You will remain as a full-time Scotts' associate in your present position at your present level of salary and benefits through June 30, 2001.

2. You will be eligible for a prorated payout under the 2001 Executive Annual Incentive Plan. Payouts under the terms of this Plan are expected to be made in late November 2001. You will not be eligible for any further stock option grants.

3. As a reward for your past service to the Company, you shall receive the sum of $309,000, payable in a lump sum or twelve
              (12) equal monthly installments of $25,750 each (less required tax withholding) beginning in July 2001 and continuing through and including June 2002.

4. You presently have 134,500 outstanding stock options. As a retiree, all of these options will vest on the date of your retirement. Your ability to exercise these options will be governed by the terms and conditions of the Scotts' Stock Option Plan pursuant to which they were granted.



     Phone 614-719-5602 Fax 614-719-5596 E-Mail: hadia.lefavre@scottsco.com




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James Rogula
July 16, 2001 (Revised)
Page 2





5. You will continue to be eligible to participate in the Retirement Savings Plan and the Executive Retirement Plan of the Company through June 30, 2001. Your benefits pursuant to each such Plan will be handled according to your election under the Plan options. You should discuss the tax effect of any decisions you make with respect to such Plans with your legal or tax advisor.

6. Under this agreement, your medical, dental and vision benefit coverage, as you elected under the benefit terms of the plan, will be continued through June 30, 2001. Should you elect the twelve (12) month payment option, your medical, dental and vision coverage will be continued through the end of the last month of your severance period, June 2002. This would cover a period of twelve (12) months, after which you have the option of continuing coverage under COBRA for six (6) additional months, for a combined total of eighteen (18) months of coverage as provided by COBRA. Should you elect the lump sum option, you will be eligible to purchase medical, dental and vision coverage for eighteen (18) months, per your rights provided under COBRA.

7. Eligibility for short and long term disability benefits under Scotts group plans expires on June 30, 2001. Life insurance stops June 30, 2001. You have 31 days from the day coverage ends to convert the coverage to an individual policy or continue the coverage under the policy's portability option, which allows you to take the life coverage at your expense, based on the supplemental life insurance rates we negotiated with the carrier. These rates are based on age and smoking status. In addition, the portability option gives the right to continue spouse life coverage at the same rate the company has negotiated for that coverage.

         Except as set forth in this letter, all other benefits to which you were entitled as a full-time Scotts' associate cease as of July 1, 2001.

         You are reminded of the terms of the Key Management Scott Associate Agreement, a copy of which is attached.

         This Agreement is personal and not assignable by you. In the event of your death prior to July 1, 2001, this Agreement shall terminate as of the last day of the month during which your death occurred. In such an event, your designated beneficiary (or if none is designated, your estate) will be paid (i) all pay and benefits due up through the month of your death, and (ii) the pay, awards and benefits due as provided for in this Agreement. If your death occurs while you are still in an employee status, your widow would be entitled to the benefits applicable to widows under the benefit plans in which you are participating at the time of your death.

         Scotts is proposing to provide you with the opportunity to receive this retirement severance package on an exception basis and in return for your signature of the legal release contained in this Agreement. By executing this Agreement, you acknowledge and agree that the payments to be made to you and the other awards and benefits extended to you exceed the normal policies and practices of the Company and that you have received full and fair consideration for signing this Agreement.

         If you determine to accept this package, you should sign this Agreement as discussed below. By signing, you agree, except for the obligations set forth in this Agreement, that all of Scotts' other



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James Rogula
July 16, 2001 (Revised)
Page 3




obligations and any claims you may have, whether now known or unknown to you against Scotts, its affiliated corporations and directors or employees thereof ("Releasees") are released. In consideration of the awards and benefits provided to you herein, you agree not to sue Releasees under any or all causes of action and agree not to file any complaint or other action with any governmental agency, including claims of Age Discrimination in employment under the Federal Age Discrimination in Employment Act and the Older Workers Benefit Protection Act. Except as specifically stated herein and except as provided in the Scotts' Retirement Savings Plan and the Scotts' Executive Retirement Plan, you agree that you have no claim for and will not be entitled to any other benefits, bonus, compensation, perquisites, sick pay allowance or any kind of other remuneration arising out of your employment.

         You agree to keep the terms of this Agreement confidential and not to disclose any information concerning these matters to anyone (excluding your spouse, your financial advisor, tax preparer and any attorney you may retain, who will honor the confidentiality of this Agreement), including but not limited to past, present or future employees of Scotts or its affiliates. As a former officer of the Company you will be entitled to be indemnified pursuant to the terms of the Company's by-laws, articles of incorporation and policies of insurance.

         You will have until July 17, 2001, to consider this offer. If you accept, you will have seven (7) calendar days from the date of acceptance to revoke this Agreement.

         This Agreement contains the release of important legal rights. You should consult with an attorney before executing it.

         This Agreement will be construed in accordance with the substantive laws of the State of Ohio. The rights and duties of the parties shall not be assignable. The Agreement may not be amended except in writing signed by the party against whom an obligation is to be enforced. You acknowledge that no representations, other than those contained herein, have been made as an inducement for you to accept the terms of this Agreement.

     Intending to be legally bound hereby, we have executed this Agreement this 16th day of July, 2001.

THE SCOTTS COMPANY



By:      /s/ Hadia Lefavre
   -----------------------------------------
         Hadia Lefavre
         Executive Vice President




ACCEPTANCE:

         /s/ James Rogula
-----------------------------------------
        James Rogula